EXHIBIT 10.16

2007 Director Compensation

$36,000 retainer;

$5,000 for personal attendance at regularly scheduled quarterly board meeting and committee meetings;

An option grant of 2,000 shares of Class A common stock at fair market value, vesting six months following grant.

A 1200 shares Class A common stock grant for Board service; and

A 100 share Class A common stock grant for chairing the Audit Committee.

All shares grants will be made as of the annual shareholder meeting following a year of service and such grants are subject to such member completing the year of service. Further, all grants to include resale restrictions to prohibit sale until the earlier of 3 years after the date of grant or 1 year after termination of board service.